Exhibit 10.1

M E M O R A N D U M

TO:

FROM:	Compensation Committee

DATE:	March __, 2015

RE:	Management Incentive Plan

You have been selected to participate in the LKQ Corporation Management Incentive Plan (“MIP”) for purposes of your potential 2015 bonus. The potential bonus described in this letter is subject to all of the terms and conditions set forth in this memorandum and in the MIP (a copy of which is attached to this memorandum). In the event of any inconsistency between the terms and conditions of the MIP and this memorandum, the terms and conditions of the MIP shall control.

Performance Period:		January 1, 2015 to December 31, 2015

Performance Goals:		The diluted earnings per share of LKQ Corporation
("EPS") for the Performance Period; provided, however,
that EPS shall be increased to the extent that EPS was
reduced in accordance with GAAP by objectively
determinable amounts (in manner consistent with Section
162(m) of the Internal Revenue Code), in each case due to:

	1.	A change in accounting policy or GAAP;
	2.	Dispositions of assets or businesses;
	3.	Asset impairments;
	4.	Amounts incurred in connection with any financing;
	5.	Losses on interest rate swaps resulting from mark to
market adjustments or discontinuing hedges;
	6.	Board approved restructuring, acquisition or similar charges including but not limited to charges in conjunction with
or in anticipation of an acquisition;
	7.	Losses related to environmental, legal, product liability
or other contingencies;
	8.	Changes in tax laws;
	9.	A Board approved divestiture of a material business (i.e.
the performance goals will be adjusted to account for the
divestiture, including, if appropriate, the pro-rata effect
of targeted improvements);

	10.	Changes in contingent consideration liabilities;
	11.	Losses from discontinued operations; and
	12.	Other extraordinary, unusual or infrequently occurring
items as specifically disclosed in the Company's
financial statements or filings under the Securities
Exchange Act of 1934.

In addition, the Compensation Committee shall adjust the
Performance Goals or other features of the award (a) that
relate to the value or number of the shares of common
stock of the Company to reflect any stock dividend, stock
split, recapitalization, combination or exchange of shares,
or other similar changes in such stock, and (b) to account
for changes in the value of foreign currencies of countries
in which we operate versus the U.S. dollar (using the
respective exchange rates as set forth in the Company’s
budget approved by the Board of Directors on February 12,
2015 of CAD0.84, EUR1.10 and GBP1.50).

Notwithstanding the foregoing, the Compensation
Committee, in its sole discretion, may reduce the actual
award payable to you below that which otherwise would be
payable pursuant to the Payout Formula or may eliminate
the actual award.

Target Award:		% of Base Salary

Payout Formula:
		EPS ($)	Percentage of Base Salary
	Less than	0